Exhibit 99.1

STRATA Skin Sciences Announces Expansion of Distribution Agreement with Kosmo Meditech

Agreement further solidifies the strength and growth of the partnership between STRATA Skin Sciences and Kosmo Meditech

HORSHAM, Pa., Dec. 29, 2023 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced the expansion of a direct distribution agreement with Kosmo Meditech (“Kosmo”), which is now assigned to Kosmo's corporate parent, Cutech, Inc., effective as of January 1, 2024, for a combination of direct capital sales and direct recurring revenue sales in Korea.

The key highlights of this amendment, which reinforce STRATA's commitment to innovation and customer satisfaction, include:

●	Extended term through December 31, 2026, ensuring a prolonged and stable partnership

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Established defined annual and quarterly performance-based purchase requirements, including STRATA becoming sole provider of gas and consumables, securing a consistent demand for STRATA’s products, providing a reliable forecast for production and inventory management, and ensuring stronger top-line revenue

“This agreement not only signifies the strength and growth of the partnership between STRATA and Kosmo but also reinforces STRATA's dedication to upholding the highest standards in product and service offerings for dermatological treatments worldwide,” stated Dr. Dolev Rafaeli, President and Chief Executive Officer of STRATA. “Korea continues to present a significant opportunity for us, leveraging Kosmo’s extensive in-country distribution network. This ongoing collaboration allows us to provide our customers with innovative therapeutic solutions while ensuring a framework for sustainable growth and market leadership.”

About Kosmo Meditech

Kosmo Meditech is a Korean distributor of medical devices in Dermatology and other medical markets. Kosmo Meditech has been a distributor of the XTRAC® excimer laser in partnership with STRATA Skin Sciences (and its predecessor) for over 16 years. The Kosmo platform in combination with the know-how generated by STRATA in the US will enable an efficient deployment of the business model into existing and new Dermatology clinics.

The Korean Dermatology clinic market comprises 1,800 physicians. XTRAC has been sold and is used by over 250 hospital and private practice clinics.

Korea’s Vitiligo and Psoriasis patient population is approximately 1 million. The treatment by 308nm Excimer is covered by the national health insurance with reimbursement rates of $15 to $50 per procedure.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from the coronavirus, fiscal, and political factors, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital